PRESS RELEASE For immediate release

NVE Corporation Reports Third Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—January 19, 2022—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and nine months ended December 31, 2021.

Total revenue for the third quarter of fiscal 2022 decreased 4% to $6.29 million from $6.53 million in the prior-year quarter. The decrease was due to a 7% decrease in product sales partially offset by an 86% increase in contract research and development revenue. Net income for the third quarter of fiscal 2022 decreased 12% to $3.47 million, or $0.72 per diluted share, compared to $3.93 million, or $0.81 per share, for the prior-year quarter.

For the first nine months of fiscal 2022, total revenue increased 31% to $20.3 million from $15.5 million for the first nine months of the prior year. The increase was due to a 31% increase in product sales and a 17% increase in contract research and development revenue. Net income increased 25% to $10.7 million, or $2.21 per diluted share, from $8.56 million, or $1.77 per share, for the nine months of fiscal 2021.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable February 28, 2022 to shareholders of record as of January 31, 2022.

“We are pleased to report solid earnings for the quarter despite supply-chain disruptions that delayed product shipments,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D. “We ended the quarter well-positioned with work-in-process product inventories.”

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, our dependence on critical suppliers and packaging vendors, and risks related to the COVID-19 pandemic, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and other reports filed with the SEC.

###

NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED DECMBER 31, 2021 AND 2020 (Unaudited)
	Quarter Ended Dec. 31
	2021	2020
Revenue
Product sales	$5,916,790	$6,332,349
Contract research and development	374,019	201,013
Total revenue	6,290,809	6,533,362
Cost of sales	1,385,006	1,075,048
Gross profit	4,905,803	5,458,314
Expenses
Research and development	596,492	702,216
Selling, general, and administrative	272,159	311,356
Total expenses	868,651	1,013,572
Income from operations	4,037,152	4,444,742
Interest income	283,940	365,498
Income before taxes	4,321,092	4,810,240
Provision for income taxes	855,685	884,531
Net income	$3,465,407	$3,925,709
Net income per share – basic	$0.72	$0.81
Net income per share – diluted	$0.72	$0.81
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,833,604	4,833,232
Diluted	4,835,770	4,833,261

NVE CORPORATION STATEMENTS OF INCOME NINE MONTHS ENDED DECEMBER 31, 2021 AND 2020 (Unaudited)
	Nine Months Ended Dec. 31
	2021	2020
Revenue
Product sales	$19,500,567	$14,850,157
Contract research and development	766,866	653,252
Total revenue	20,267,433	15,503,409
Cost of sales	4,698,720	2,852,757
Gross profit	15,568,713	12,650,652
Expenses
Research and development	2,112,630	2,399,164
Selling, general, and administrative	1,221,893	1,024,549
Total expenses	3,334,523	3,423,713
Income from operations	12,234,190	9,226,939
Interest income	868,519	1,166,102
Income before taxes	13,102,709	10,393,041
Provision for income taxes	2,411,228	1,833,127
Net income	$10,691,481	$8,559,914
Net income per share – basic	$2.21	$1.77
Net income per share – diluted	$2.21	$1.77
Cash dividends declared per common share	$3.00	$3.00
Weighted average shares outstanding
Basic	4,833,356	4,834,324
Diluted	4,835,781	4,834,411

NVE CORPORATION BALANCE SHEETS DECEMBER 31 AND MARCH 31, 2021
	(Unaudited) Dec. 31, 2021	March 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$8,967,657	$10,427,340
Marketable securities, short-term	22,482,494	7,678,957
Accounts receivable, net of allowance for uncollectible accounts of $15,000	3,038,203	1,964,281
Inventories	4,367,675	3,900,777
Prepaid expenses and other assets	921,846	391,278
Total current assets	39,777,875	24,362,633
Fixed assets
Machinery and equipment	9,312,982	9,254,664
Leasehold improvements	1,810,872	1,810,872
	11,123,854	11,065,536
Less accumulated depreciation and amortization	10,886,378	10,728,853
Net fixed assets	237,476	336,683
Deferred tax assets	260,134	73,538
Marketable securities, long-term	27,179,552	47,038,669
Right-of-use asset – operating lease	593,715	689,216
Total assets	$68,048,752	$72,500,739

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$111,243	$336,591
Accrued payroll and other	812,502	540,474
Operating lease	152,807	150,273
Total current liabilities	1,076,552	1,027,338
Operating lease	482,798	581,459
Total liabilities	1,559,350	1,608,797

Shareholders’ equity
Common stock	48,337	48,332
Additional paid-in capital	19,411,158	19,338,127
Accumulated other comprehensive income	433,759	1,101,119
Retained earnings	46,596,148	50,404,364
Total shareholders’ equity	66,489,402	70,891,942
Total liabilities and shareholders’ equity	$68,048,752	$72,500,739